Exhibit 4.1

AMENDMENT NO. 3 TO CONVERTIBLE PROMISSORY NOTE

This Amendment No. 3 (this “Amendment”) to that certain Convertible Promissory Note No. 1, issued on November 23, 2021, as amended on December 10, 2021 and on February 8, 2023 (as so amended, the “Note”), in the initial principal amount of $22,000,000 and due November 23, 2024, by Seelos Therapeutics, Inc., a Nevada corporation (the “Company”), to Lind Global Asset Management V, LLC, a Delaware limited liability company (together with its successors and representatives, the “Holder”), is made as of May 19, 2023 (the “Effective Date”), by and between the Company and the Holder. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Note.

RECITALS

Whereas, the Company issued the Note to the Holder pursuant to that certain Securities Purchase Agreement, dated as of November 23, 2021, by and between the Company and the Holder (as the same may be amended from time to time, the “Securities Purchase Agreement”);

Whereas, the Company and the Holder desire to amend certain provisions of the Note as set forth herein; and

Whereas, pursuant to Section 5.8 of the Note, the Note may be amended by an instrument in writing signed by the Company and the Holder.

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.          Increase in Principal Amount. Effective as of the Effective Date, the Outstanding Principal Amount of the Note shall be increased by $1,250,000, such that the Outstanding Principal Amount as of the Effective Date shall be $17,750,000.

2.          Leak-Out. A new Section 1.14 is hereby added to the Note as follows:

“1.14     Leak-Out.

(a)          Holder agrees with the Maker that from May 19, 2023 and ending at 4:00 pm (New York City time) on the earlier of (a) September 15, 2023, or (b) the Trading Day following the date of public announcement by the Company of the full readout of the Phase 2 data with respect to SLS-002 in acute suicidal ideation and behavior in patients with major depressive disorder (such period, the “Restricted Period”), neither the Holder, nor any affiliate of the Holder which (x) has or shares discretion relating to the Holder’s investments or trading or information concerning the Holder’s investments, including in respect of the Securities, or (y) is subject to the Holder’s review or input concerning such affiliate’s investments or trading (together, the “Holder’s Trading Affiliates”), collectively or individually, shall sell, dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions), on any Trading Day during the Restricted Period (any such date, a “Date of Determination”), shares of Common Stock or shares of Common Stock underlying any Common Stock Equivalents (including, for the avoidance of doubt, the Consideration Shares issued on such date pursuant to Amendment No. 3 to this Note, as well as any shares of Common Stock of the Company issuable upon conversion of, or otherwise pursuant to the terms of, the Note) (collectively, the “Restricted Securities”)), in an amount representing more than 8% of the trading volume of the Common Stock as reported by Bloomberg, LP on each applicable Date of Determination; provided, that: (i) for purposes of this Section 1.14, sales of Common Stock above $1.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of Amendment No. 3 to this Note) shall not be limited and shall not count for purposes of such trading volume limitation; (ii) this Section 1.14 shall have no effect upon the occurrence and during the continuance of an Event of Default that remains uncured after the applicable cure period in this Note; and (iii) this Section 1.14 shall only be effective while the purchasers party to that certain Securities Purchase Agreement dated as of March 10, 2023, as amended (the “March 2023 Purchase Agreement”) among the Company and such purchasers identified therein (the “March 2023 Purchasers”), are subject to substantially similar restrictions as those set forth in this Section 1.14.

(b)          Notwithstanding anything herein to the contrary, during the Restricted Period, the Holder may, directly or indirectly, sell or transfer all, or any part, of any Restricted Securities to any Person (an “Assignee”) in a transaction which does not need to be reported on the consolidated tape on the Trading Market, without complying with (or otherwise limited by) the restrictions set forth in this Section 1.14; provided, that as a condition to any such sale or transfer an authorized signatory of the Company and such Assignee duly execute and deliver a leak-out agreement no less restrictive to the Assignee than this Section 1.14 (an “Assignee Agreement”, and each such transfer a “Permitted Transfer”) and, subsequent to a Permitted Transfer, sales of the Holder and the Holder’s Trading Affiliates and all Assignees (other than any such sales that constitute Permitted Transfers) shall be aggregated for all purposes of this Section 1.14 and all Assignee Agreements. The provisions of this Section 1.14 are intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not intended for the benefit of, nor may any provision hereof be enforced by, any other person or entity.”

3.          Section 2.1(r). Section 2.1(r) of the Note is hereby amended and restated in its entirety to read as follows:

“(r)          at any time on or after September 15, 2023, the Maker shall fail to maintain an aggregate minimum balance equal to 50% of the then Outstanding Principal Amount or more in cash or cash equivalents with one or more financial institutions;”

4.          Section 2.2(c). Effective as of September 15, 2023, Section 2.2(c) of the Note is hereby amended and restated in its entirety to read as follows:

“(c) Upon the occurrence and during the continuance of an Event of Default, the Holder may at any time at its option (1) declare the Mandatory Default Amount due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker and (2) exercise all other rights and remedies available to it under the Transaction Documents; provided, however, that (x) upon the occurrence of an Event of Default described above, the Holder, in its sole and absolute discretion, may: (a) from time-to-time demand that all or a portion of the Outstanding Principal Amount be converted into shares of Common Stock at the lower of (i) the then-current Conversion Price and (ii) eighty-five percent (85%) of the average of the five (5) lowest daily VWAPs during the twenty (20) Trading Days prior to the delivery by the Holder of the applicable Conversion Notice (as defined below) or (b) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note, the Purchase Agreement, the other Transaction Documents or applicable law and (y) upon the occurrence of an Event of Default described in Section 2.1(k) above, the Mandatory Default Amount shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Maker. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the rights of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.”

5.          Section 3.8. Section 3.8 of the Note is hereby amended and restated in its entirety to read as follows:

“3.8          Stock Exchange Limitation. Notwithstanding anything to the contrary in this Note, unless the Company obtains a stockholder approval contemplated by Nasdaq Listing Rule 5635(d) with respect to the issuance of shares of Common Stock pursuant to the Purchase Agreement in excess of the limitations imposed by such rule, in no event will the sum of: (i) the aggregate number of Repayment Shares and Conversion Shares issued under this Note, plus (ii) the aggregate number of Repayment Shares and Conversion Shares issued under any other “Note” as defined in the Purchase Agreement and all other Securities Purchase Agreements entered into with other parties on or around the date of the Purchase Agreement pursuant to which the Company issues notes similar to this Note (the Purchase Agreement and all such other Securities Purchase Agreements, the “Purchase Agreements”), plus (iii) the number of First Closing Shares issued pursuant to the Purchase Agreement and all other Purchase Agreements, plus (iv) the number of Consideration Shares issued pursuant to Amendment No. 3 to this Note plus (v) any shares of Common Stock issued pursuant to Section 2.2(c) of this Note (in each case, as adjusted for stock splits, recapitalizations and similar transactions), exceed 20,478,005 shares in the aggregate (as adjusted for stock splits, recapitalizations and similar transactions). If the Company is not able to issue shares upon a conversion of this Note as a result of the operation of the preceding sentence, then any portion of this Note that cannot be so converted shall remain outstanding until repaid by the Company in cash.”

6.          Nature of Payments. The parties agree that all Interest Payments and Monthly Payments payable by the Company for the months of May, June, July, August and September 2023 shall be paid by the Company to the Holder in a combination of cash and Repayment Shares, calculated in accordance with Sections 1.3 and 1.4 of the Note, respectively, with the combination thereof to be at the Company’s option; provided that no less than of $600,000 of each of the Monthly Payments for the months of May, June, July, August and September 2023 shall be paid in cash, with the remainder paid in Repayment Shares, calculated in accordance with Section 1.4 of the Note.

7.          Consideration. As consideration for entering into this Amendment, on the Effective Date, the Company shall issue to the Holder 1,000,000 shares of restricted Common Stock (the “Consideration Shares”), which shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.”

8.          Private Placement. In connection with the issuance of the Consideration Shares, the Company hereby represents and warrants to the Holder that the representations and warranties given by the Holder to the Company in Sections 3.2, 3.3, 3.20, 3.21, and 3.26 of the Securities Purchase Agreement, and Holder hereby represents and warrants to the Company that the representations and warranties given by the Holder to the Company in Sections 4.4, 4.5, 4.7, 4.8 and 4.9 of the Securities Purchase Agreement, in each case, as they relate to the issuance of the Consideration Shares are true and correct in all material respects as of the date hereof.

9.          Registration.

a)	Subject to the Holder’s reasonable cooperation and provision of any information required in connection therewith, on the earlier of (a) September 15, 2023, or (b) one Trading Day following the date of public announcement by the Company of the full readout of the Phase 2 data with respect to SLS-002 in acute suicidal ideation and behavior in patients with major depressive disorder, the Company shall file with the SEC a Registration Statement on Form S-3 (or Form S-1, if Form S-3 is not available to the Company) (the “Registration Statement”) covering the public resale of all of the Consideration Shares on a delayed or continuous basis and the Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof. Such Registration Statement shall provide for the resale of the Consideration Shares included therein pursuant to any method or combination of methods legally available to, and requested by, the Holder. The Company shall use commercially reasonable efforts to maintain the Registration Statement in accordance with the terms hereof, including preparing and filing with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep the Registration Statement continuously effective, available for use to permit the Holder named therein to sell the Consideration Shares included therein and in compliance with the provisions of the Securities Act until such time as the Holder no longer holds any Consideration Shares.

b)	If the Company at any time before the effectiveness of the Registration Statement determines to file a registration statement under the 1933 Act to register the offer and sale by the Company, of shares of Common Stock (other than (y) on Form S-4 or Form S-8 under the 1933 Act or any successor forms thereto, or (z) a registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement), the Company shall, as soon as reasonably practicable, give written notice to the Holder of its intention to so register the offer and sale of shares of Common Stock and, upon the written request, given within five (5) Business Days after delivery of any such notice by the Company, of the Holder to include in such registration statement the Consideration Shares (which request shall specify the number of Consideration Shares proposed to be included in such registration statement), the Company shall cause all such Consideration Shares to be included in such registration statement on the same terms and conditions as the shares of Common Stock otherwise being sold pursuant to such registered offering.

10.          Leak-Out Agreement for Purchasers. The Company hereby covenants and agrees that if any March 2023 Purchaser breaches the leak out provision in the March 2023 Purchase Agreement, the Company shall promptly use its best efforts to seek specific performance of the terms of such leak-out provision.

11.          Effectiveness. This Amendment is effective as of the date hereof. From and after the effectiveness of this Amendment, each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Note” and each other similar reference contained in the Note shall refer to the Note, as amended hereby. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the parties under the Note, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Note.

12.          Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

13.          Counterparts. This Amendment may be executed in two identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

14.          Fees and Expenses. The Company shall reimburse the Holder for any actual, documented and reasonable fees and disbursements of one counsel of Holder’s choosing in connection with the preparation of this Amendment.

[Signature Page Follows]

The parties hereto have executed this Amendment No. 3 to Convertible Promissory Note as of the date first written above.

THE company:

SEELOS THERAPEUTICS, INC.

By:	/s/ Raj Mehra, Ph.D.
Name: Raj Mehra, Ph.D.
Title: President and Chief Executive Officer

THE HOLDER:

LIND GLOBAL ASSET MANAGEMENT V, LLC

By:	/s/ Jeff Easton
Name: Jeff Easton
Title: Managing Member

[Signature Page to Amendment No. 3 to Convertible Promissory Note]